Exhibit 99.2

CONSENT OF RBC CAPITAL MARKETS, LLC

Sterling Bancorp

400 Rella Boulevard

Suite 308

Montebello, NY 10901

The Board of Directors:

We understand that Sterling Bancorp (the “Company”) has determined to include our opinion letter (“Opinion”), dated November 4, 2014, to the Board of Directors of the Company in Amendment No. 3 to its Registration Statement on Form S-4 (the “Amended Registration Statement”) solely because such Opinion is included in the Company’s Joint Proxy Statement/Prospectus which forms a part of the Amended Registration Statement to be delivered to the Company’s stockholders in connection with the proposed merger involving the Company and Hudson Valley Holding Corp.

In connection therewith, we hereby consent to the inclusion of our Opinion as Annex F to, and references thereto under the headings “Summary—Opinion of Sterling’s Financial Advisors—Opinion of RBC”; “The Merger—Background of the Merger”, “The Merger—Sterling’s Reasons for the Merger; Recommendation of the Sterling Board” and “The Merger—Opinion of RBC” in the Joint Proxy Statement/Prospectus which form a part of, the Amended Registration Statement. By giving such consent, we do not thereby admit that we are experts with respect to any part of such Amended Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ RBC CAPITAL MARKETS, LLC

RBC CAPITAL MARKETS, LLC

March 30, 2015